Life On Earth, Inc. Signs Binding Letter of Intent to Purchase

the Chill Group, Inc. of Los Angeles, CA

Company Currently Expects Additional $1 Million in Accretive Revenues from The Acquisition

NEW YORK, NY- June 5, 2018- Life On Earth, Inc. (OTCQB: LFER) (the “Company” or “ LFER”) announced today that it has entered into a Binding Letter Of Intent to acquire 100% ownership interest in the Chill Group, Inc. (the “Chill Group”) and their flagship brand “Just Chill®”. The Company expects to add revenues of at least $1 million as well as a number of new retailers to its already existing portfolio of branded products and distribution. The Chill Group, based in Los Angeles, CA, is an all-natural and functional beverage company with established distribution in major national retailers such as Kroger’s, HEBs, Whole Foods, and among others.

“This new addition to our portfolio demonstrates continued execution of the mission we announced over a year ago and highlighted in our recent announcements- to build a company of better for you beverages and snacks that will be tomorrow’s Next It™ brands, “said Fernando Oswaldo Leonzo, Life On Earth, Inc.’s Chief Executive Officer. “This acquisition will greatly enhance our current portfolio of proprietary products as well as add significant depth to our management team. On the heels of our recently announced acquisition of Giant Beverage, Inc. in late April of this year, where we doubled the Company’s size in terms of revenues, we currently expect the product Just Chil® to contribute over an additional $1,000,000 to our revenues in the current fiscal year. We are also partnering with people who have a commitment to become part of a bigger vision and that’s to make Life On Earth a significant participant in the emerging and functional beverage category,” he continued.

Mr. Max Baumann, the Chill Group Founder stated; “We are proud and excited to be partnering with “Life On Earth”. They have the vision, strategy, and the experienced management to grow into what I believe will be a force to contend with in this segment of the beverage industry. I have come to know Fernando, John and the rest of the team, and I think that Life On Earth can create significant value by adding brands like Just Chill® into their fully integrated infrastructure. My stakeholders and I are excited about being shareholders in LFER, and are committed to do everything we can to help our new partners succeed in making Life On Earth the next beverage powerhouse.”

Transaction Highlights:

-	LFER acquires another brand in the functional beverage category with a higher profile and social media following.
-	The Just Chill® brand will add immediately to the current revenues of LFER
-	Distribution synergies into major retailers like Kroger where LFER already sells its Victoria’s Kitchen™ brand and has announced expansion plans into more Kroger Divisions.
-	Supply Chain Synergies. LFER will now have two brands, and soon to add a third in its Gran Nevada™ Fortified juices and teas, being manufactured at the same contract bottling facility in the Pacific Northwest for its West Coast Sales and Distribution.
-	Human Resource additions. The transaction will bring on board the sales team of Just Chill® to LFER and will be responsible for sales of all the company’s brands on the West Coast.
-	Higher social media presence for LFER as well as its brands.
-	Below are some links to the media exposure of the Just Chill® brand over the past several years.

Yahoo Finance: https://finance.yahoo.com/video/relaxation-drink-gaining-popularity-201515676.html

Oprah Magazine Online: http://www.oprah.com/health/relaxation-drinks-beverages-that-make-you-calm/all

Inc. Magazine: https://www.inc.com/christine-lagorio/best-industries-2015-relaxation-beverages.html

Entrepreneur Online: https://www.entrepreneur.com/article/274178

About Life On Earth, Inc.

Life on Earth, Inc. (the “Company” or “LFER” ), a "Naturally Better Way" consumer based Brand Accelerator Company is a dynamic and innovative all-natural consumables products company focused but not limited to the beverage and snack industry. At LFER, we have established a unique business model focused on building brands within the alternative beverage and snack space. Our brand model is complimented by our strong distribution subsidiaries Energy Source Distributors, Inc. in California and The Giant Beverage Company, Inc. in New York . The growth of “game changing” marketing applications, human capital resources and follow-on investments will help us deliver a fully integrated platform for the emerging and functional brand category that are good for our consumers as well as the environment.

Visit: www.lifeonearthinc.com

ABOUT JUST CHILL®

JUST CHILL® is a natural "chill" drink born on the beaches of Southern California. Available in three flavors—Tropical, Rio Berry, Zero Ginger and Jamaican Citrus—it uses the clinically supported ingredient Suntheanine® (made of the green-tea compound l-theanine) to reduce stress and enhance mood without causing drowsiness. The company's mission is to make the world less uptight and more laid-back, helping people keep their cool in the moments that matter most. JUST CHILL® is currently distributed in Whole Foods (Southern Pacific region), Fresh and Easy, Select Vons and Pavilions, Select King Soopers, The Fresh Market, Amazon.com, and others (see the website's Store Locator). One percent of sales are donated to the 1% For The Planet® Foundation to help protect our planet's natural resources.

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements including those relating to the Company’s financing being adequate for the Company to close this acquisition, being able to place its products in the retail stores, to launch its growth and expansion plans among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.

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